Exhibit 99.2

Duos Technologies Group, Inc.

Second Quarter 2026 Earnings Call

August 17, 2026

Presenters

Doug Recker, Chief Executive Officer
Adrian Goldfarb, Chief Financial Officer

Q&A Participants

Brett Knoblauch - Cantor Fitzgerald
Ed Woo - Ascendiant Capital
Bill Papanastasiou - Chardan Capital Markets
Scott Buck - Titan Partners
Justin Taffer - Shay Capital
Nico Sacchetti - RBC

Operator

Good afternoon and welcome to Duos Technologies’ Second Quarter 2026 Earnings Conference Call. Joining us for today's call are Duos' CEO, Doug Recker, and CFO, Adrian Goldfarb. Following their remarks, we will open the call to your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now I'd like to turn the call over to Mr. Doug Recker. Sir, please go ahead.

Doug Recker

Welcome, everyone, and thank you for joining us today. Earlier today, we issued our earnings press release, and we will file our 10-Q for Q2 2026 by Wednesday, August 19, 2026. Copies will be available in the Investor Relations section of our website. I encourage all listeners to view the press release and our 10-Q filing to better understand some of the details we'll be discussing during this afternoon's call. At a high level, the second quarter represented another important step in our transformation into a data center and AI infrastructure company. Throughout the quarter, we continued executing on our strategy of expanding our edge data center platform, growing Duos Technology Solutions and advancing several key strategic initiatives designed to support long-term revenue growth and profitability. While Adrian will provide details on the quarter's financial performance, I'd like to spend a few minutes discussing the key operational developments and strategic progress we made during the quarter.

Beginning with the rail business, I'm pleased to report that we have successfully completed the sale of Duos Technologies, Inc. on August 5th. Post transaction, Duos Technologies, Inc. has become an independent privately held company operating under the Duos TI brand and led by Javier Acosta as President. This transaction represents the completion of the strategic repositioning initiative we announced earlier this year. By completing this divestiture, we are now able to dedicate our capital, management, resources, and operating focus entirely towards scaling Duos Edge and Duos Technology Solutions. We believe this streamlined structure will allow us to accelerate execution, improve organizational focus, and better align the company with the opportunities we see across the AI infrastructure market. While we will provide certain transition services for a period following the closing, investors should view this transaction as completion of our transition from a rail technology company into a focused AI infrastructure and edge data center platform company. Going forward, our attention is centered on executing our deployment strategy, expanding customer relationships, and converting our growing backlog and pipeline into long-term recurring revenue streams.

Now separately, New APR Energy sold substantially all of its assets during the quarter. As a reminder, we held a 5% stake in the APR parent company, and the sale valued our interest at approximately $60 million. We received $50.4 million in cash with the remaining $10 million subject to a 12-month holdback that is recorded as a receivable on our balance sheet. Combined with the rail divestiture, these transactions essentially complete our full transition to a data center operation where we also materially strengthened our cash position to execute against the opportunity ahead. Looking beyond 2026, we believe the strength of this balance sheet and the focus that comes from operating as a pure-play AI infrastructure company positions us to keep building momentum into 2027 and beyond. Alongside these strategic and financial steps, we've also continued to strengthen our leadership team to support the next phase of our growth. I am pleased to share that we recently welcomed Dipan Patel as Chief Operating Officer. Dipan brings years of experience driving growth in the digital infrastructure business, including with SBA and, more recently, Telstra InfraCo, and he will help drive execution across our edge data centers and technology solutions platforms. We are also in the final stages of our search for a new CFO with significant public market experience, and we look forward to sharing more details as that process concludes. We believe this addition further strengthens our ability to execute against the growth opportunities ahead.

With those updates addressed, I'd now like to turn to our core business growth opportunities, Duos Technology Solutions and Duos Edge AI. Okay. Now get your popcorn ready because it's about to get really exciting. Let's start with the Technology Solutions. This business continues gaining traction and remains an important component of our growth strategy. During the quarter, revenues totaled approximately $3.23 million, driven primarily by continued growth in the data center deployments and the trust that these operators have in our ability to secure and deliver critical equipment they need to keep their projects on time. We also increased our backlog to $25 million, demonstrating the continued demand for our services here from enterprise, contractors, data center operators, and AI infrastructure players. The opportunity remains significant because this business allows us to generate revenue with relatively low capital requirements while also supporting our own infrastructure deployments. We remain encouraged by the opportunities we're seeing in the market today. Our growth continues to be driven by the strategic relationships we've built in a relatively short period of time. We're focused on delivering solutions in a market facing unprecedented timing, demands, and supply constraints. We've secured strategic MSA contracts, proven our ability to deliver, and continue to gain traction with our manufacturing and vendor partners. Today, data center operators, contractors, and hyperscalers need more than traditional order takers. They need partners who can pivot quickly and navigate the largest boom the industry has ever seen. That's exactly what our Technology Solutions team brings to market, solutions.

As for Duos Edge AI, the demand environment for AI infrastructure remains exceptionally strong. One of the most significant developments since our last earnings call was signing of a five-year colocation agreement with Axe Compute, Inc., a neocloud AI infrastructure platform to provide 10 megawatts of critical IT load capacity at our Columbus, Georgia campus. This agreement is valued at more than $111 million in contracted revenue over the initial term and is expected to become operational during the fourth quarter of 2026. We believe this agreement is an important validation of our strategy to develop owned high-density AI infrastructure in attractive markets where power availability, speed of deployment, and operational flexibility are critical to customers. It also demonstrates the increasing demand we are seeing for large-scale AI and cloud customers seeking scalable infrastructure solutions outside traditional Tier 1 markets. And as announced earlier today, that relationship has now taken a major step forward. Together with Axe Compute, we have announced the new service orders adding up to 55 megawatts of AI data center capacity across multiple U.S. locations under a five-year agreement, an expansion that builds directly on the 10-megawatt deployment we are planning to deliver at our Georgia facility. The agreements represent an expected $500 million plus in aggregate base payments over their initial five-year term.

As part of the expansions, the parties have entered into a related agreement contemplating aggregate cash equity investments by Axe Compute of up to $140 million in the project, subject to required approvals, financing, final technical design, and other conditions. Axe Compute and Duos will jointly own the new data centers with Duos holding 51% and Axe Compute holding 49%. For Duos, this structure provides a non-dilutive financing model that allows us to launch more data centers faster. Initial project readiness is targeted to begin in late 2026 and continue in early 2027, subject to construction, commissioning, and performance testing. That demand is evident across our pipeline and customer engagement activity. During the quarter, we hosted an open house in several markets including Lubbock, Dumas, Hereford, and Abilene, providing prospective customers, community leaders, and strategic partners the opportunity to see our deployments firsthand. For example, we recently announced an opportunity with Zero Latency company, 0LAT, covering up to 15 sites and 225 cabinets, which speaks to the level of interest we're seeing across that portfolio. Beyond these market development efforts, we also continue making progress with Nistar.

This quarter, we continue to expect deployment activities to progress in line with our planned mutual deployment schedule. As a reminder, this deal represents approximately 2 megawatt of contracted capacity and serves as another important validation of our edge data center platform and our ability to support customers with high-density AI compute requirements. Importantly, the Nistar agreement is expected to contribute recurring colocation revenue as capacity comes online and customer utilization ramps. While revenue recognition will be dependent on final deployment and timing of operational commencement, we believe the project provides another meaningful building block in our path towards establishing a larger portfolio of recurring infrastructure revenue. Put together with our Columbus announcement and the Axe Compute expansion, these agreements validate our edge data center strategy and support our confidence in future growth.

Now turning to HydraHost. The HydraHost deployment remains one of the most significant opportunities in the company's history and continues to serve as a cornerstone of our growth strategy. During the quarter, we continue making progress on deployment activities and customer onboarding. We visited our Columbus facility last week hosted by our customer. They were very impressed with our quality and speed of deployment and the progress we've been able to make in just a few weeks. We remain focused on bringing additional capacity online and supporting customer utilization as deployment progresses. Revenue recognition is expected to increase as systems become operational and GPU capacity is placed into service. From a financial standpoint, we continue to benefit from the strong contractual foundation of the agreement including customer deposits already received and additional funding milestones expected to be completed pursuant to the contract terms. Just as importantly, we believe this relationship provides meaningful expansion opportunities beyond the initial deployment. The growing demand for AI training, inference, and high-performance computing workloads continues to create opportunities for additional capacity, and we remain engaged in discussions regarding future expansion scenarios. Overall, we are encouraged by the progress to date and continue to believe this relationship positions Duos to participate meaningfully in the rapidly expanding AI infrastructure market.

Regarding capacity expansion, we continue to execute on our nationwide deployment strategy. Our goal for 2026 remains approximately 25 megawatts, and we are 100% on plan to achieve that milestone. We also continue to evaluate opportunities to accelerate deployments where customer demand and power availability support attractive economics. As we've discussed previously, our strategy is not simply to add capacity but to deploy capacity in locations where power, connectivity, and customer demand aligned to create long-term value. The demand environment remains highly favorable, and we believe our modular approach provides us with the flexibility to scale efficiently while maintaining a disciplined approach to capital deployment. As a result, we remain confident in our ability to continue expanding our edge data center footprint in support of both existing customer commitments and future opportunities. We believe the trends we are seeing continue to support our business model and long-term growth opportunities. As we look beyond this year, we expect the combination of contracted backlog and expanding pipeline and additional capacity coming online to continue driving growth into 2027, and we will remain focused on translating that visibility into durable long-term shareholder value. Now I'd like to turn it over to our CFO, Adrian Goldfarb, who will go over our financials for the second quarter of 2026. Adrian?

Adrian Goldfarb

Thank you, Doug. This was the most consequential quarter in the company's history, and we completed our transformation. During the quarter, we signed and on August 5th closed the divestiture of our legacy rail business, which is now reported as discontinued operations for all periods presented. We also brought the APR chapter to a close. The asset management agreement was amended beginning in the first quarter to reduce the scope of services, and the related revenues are winding down with minimal amounts expected through the third quarter. The staff supporting the agreement and their full cost base have transferred out. In May, New APR sold substantially all of its assets, and that sale crystallized the value of our 5% interest at approximately $60 million. We received $50.4 million in cash with the remaining $10 million subject to a 12-month holdback and carried as a receivable on our balance sheet. Against a $7.2 million carrying value, the transaction generated a $53.2 million gain. Our edge data center and AI infrastructure model is now our sole operating focus, and when I speak to results today, I'm speaking to continuing operations unless I say otherwise.

I will now walk through our second quarter 2026 financial performance and highlight the key drivers of our business. Total revenue from continuing operations for Q2 2026 increased 30% to $6.18 million compared to $4.77 million in the second quarter of 2025 as now presented to exclude the divested rail business. Composition tells the story of the pivot. Technology Solutions contributed $3.23 million, our largest revenue line against a zero year ago. Related party services and consulting revenue was $2.91 million, which included $2.71 million of one-time accelerated recognition of the remaining APR deferred revenue. Go-forward AMA revenue will be minimal as it winds down through the third quarter, and hosting revenue is just beginning to build. For the six months ended June 30, 2026, total revenues were $8.32 million compared to $8.68 million in the same period last year. The modest headline decline is the pivot working as designated. AMA revenue declined $4.2 million on the wind down while Technology Solutions added $3.8 million from a standing start. Cost of revenues for Q2 2026 decreased 9% to $2.73 million compared to $2.99 million for Q2 2025. For the six months, cost of revenues decreased 32% to $3.82 million from $5.65 million in the same period last year. The decrease reflects the wind down of the low-margin AMA pass-through cost structure. Gross margin for Q2 2026 increased 94% to $3.45 million or 55.8% of revenue compared to $1.78 million or 37.3% for Q2 2025. For the six months, gross margin increased 48% to $4.5 million or 54.1% of revenue from $3.03 million or 34.9% in the same period last year. This improvement in margin quality is structural, not seasonal. It reflects the shift of our revenue base towards technology solutions and infrastructure services.

Operating expenses for Q2 2026 were $3.4 million, up 2% compared to $3.32 million for Q2 2025. For the six months, operating expenses were $7.63 million compared to $5.11 million in the same period last year. The first half increase carries deliberate investment, growth hiring, public company costs, and stock-based compensation put in place ahead of the second half revenue ramp. Income from operations for Q2 2026 was approximately $50,000 compared to a loss from operations of $1.54 million for Q2 2025, a significant improvement in moving towards profitability as a data center infrastructure company. For the six months, the loss from operations was $3.13 million compared to $2.07 million in the same period last year, reflecting the first quarter investment period ahead of revenue, the increase being largely the result of non-cash compensation. Including the $53.2 million gain on the sale of investments, income from continuing operations before income taxes was $53.6 million for the quarter. After an income tax provision of $5 million, net income from continuing operations was $48.7 million compared to a loss of $1.6 million in Q2 2025. The loss from discontinued operations narrowed to $0.8 million from $1.9 million. Consolidated net income for Q2 2026 was $47.8 million compared to a net loss of $3.5 million for Q2 2025. Basic earnings per share of $1.61 from continuing operations and diluted earnings per share of $1.37 and a loss of $0.14 per share in the same period last year also from continuing operations. For the six months, consolidated net income from continuing operations was $45.6 million or $1.70 per basic share and $1.41 per diluted share compared to a net loss of $5.6 million or a loss of $0.21 per share in the same period last year. As we discussed on previous earnings calls, returning to positive adjusted EBITDA has been an important milestone for the company. I am pleased to report that we got there ahead of plan. Adjusted EBITDA for Q2 2026 was positive at approximately $0.5 million, excluding the one-time gain on sale of investments and stock-based compensation. We expect adjusted EBITDA to remain positive in both remaining quarters of 2026 with meaningful expansion in the fourth quarter as the GPU deployment ramps.

Shifting to the balance sheet. The company ended Q2 2026 with $112.3 million in cash compared to $15.5 million at December 31, 2025, and stockholders' equity of $207.4 million. The increase reflects the $50.4 million received from the sale of substantially all the assets of New APR Energy, our March public offering, and our $55 million registered direct offering completed in June with a single large institutional investor. We are effectively debt-free with no borrowings beyond a small insurance financing balance. Columbus seller note and our planned GPU senior debt facility arrive in the second half by design matched against the assets that they fund. The number I'm most proud of this quarter is operating cash flow. Cash provided by operating activities from continuing operations was positive $11.9 million for the first half, a swing of nearly $20 million from the prior year. Our customers are funding our growth. $18.8 million of long-term deferred revenue, which includes the customer prepayment under our GPU program, sits on our balance sheet. Offsetting the $50.4 million gain on investment were investing outflows of $77.1 million with staged growth capital, $68.8 million of deposits against our GPU equipment program, $5.8 million of deposits on real estate, and edge data construction, assets that begin producing revenue in the second half. Subsequent to quarter end, we completed the $30 million acquisition of our Columbus, Georgia data center structured capital efficiently with $15 million in cash and a $15 million zero-coupon seller note repaid only as incremental power is delivered to the site. Columbus is being equipped to support 2,304 NVIDIA B300 GPUs. Put together, our financial position gives us the ability to meaningfully deploy capital to support our expected growth in the second half and beyond.

Turning to our outlook. I want to be explicit about our guidance philosophy. We guide to what is contracted, deposited, and scheduled, not to what is possible. Our outlook assumes no acceleration in GPU energization and no contribution from transactions that have not closed. At the end of the second quarter, the company's bookings represented approximately $43.5 million in revenue, all of which is expected to be recognized during the year including contracted backlog and near-term anticipated awards. In addition, approximately $1.1 million of contracted Technology Solutions deferred revenue recorded in 2025 will be recognized as revenue in 2026, further supporting the company's performance. Based on these committed contracts and near-term pending orders that are already performing or are scheduled to be executed through the remainder of 2026, we are reconfirming our expectation for total revenue in 2026 to exceed $50 million. Let me briefly walk through how we bridge from $6.18 million of Q2 revenue to our full year target. Our GPU-as-a-Service business is the primary driver, which we expect to contribute approximately $26 million as the deployment comes online and utilization ramps in the second half. In addition, we expect approximately $25 million from our Technology Solutions backlog, a solid base of committed revenue that includes $2.9 million currently recorded as deferred revenue to be recognized in the second half. We remain confident in this outlook given the accelerating demand for our edge data center model, continued customer expansions, new hosting deployments, and continued capacity build-out. On profitability, we expect positive adjusted EBITDA in both the third and fourth quarters with fourth quarter adjusted EBITDA in the range of $8 million to $10 million.

The way to understand 2027 is through our fourth quarter exit rate. In the fourth quarter of 2026, we expect recurring infrastructure revenue, GPU-as-a-Service, colocation, and hosting of approximately $17 million to $18 million, which represents an expected annualized recurring revenue exit run rate in excess of $70 million contracted under multiyear agreements and carrying gross margins well above 70%. For full year 2027, our early framework calls for total revenues of at least $160 million, a full year of the GPU program, a full year of our contracted colocation deployments now in development, and continued growth in Technology Solutions. That framework includes only announced and contracted programs. Additional site acquisitions and partnership structures in our pipeline will be incremental. We expect adjusted EBITDA margins to expand very significantly in 2027 as the recurring revenue base scales against a substantially fixed cost structure, and we will provide formal 2027 guidance with our third quarter results. Six months ago, this company was a rail inspection business with an asset management side agreement. Today, it is a funded effectively debt-free data center infrastructure company with $112 million of cash, positive operating cash flow, 2,304 NVIDIA B300 GPUs being installed in a facility we own, and a contracted path to an annualized recurring revenue exit rate above $70 million. The pivot is complete. Now we execute. Doug, I'll turn it back to you for your final comments.

Doug Recker

Thank you, Adrian. I told you it was going to be exciting stuff. Okay. As we look ahead, we believe Duos is entering the next phase of its evolution with a stronger balance sheet, a simplified operating structure, and growing momentum across the Edge and Technology Solutions businesses. We believe these dynamics position us to extend our growth trajectory into 2027 and beyond. With 25 megawatts of contracted capacity planned for deployment in 2026 and now more than 75 megawatts under contract following the Axe Compute expansion, a growing backlog, and increasing demand for AI infrastructure, we remain focused on execution and on converting the opportunities in front of us into long-term recurring revenue and shareholder value. I'd like to thank our employees, customers, partners. and shareholders for their continued support. With that, let's open the line for questions. Operator?

Operator

Thank you. Ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad, and a confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. And due to the interest of time, we ask that each questioner limit themselves to one question and one follow up. Thank you. And our first question comes from the line of Brett Knoblauch with Cantor Fitzgerald. Please proceed.

Brett Knoblauch

Hi, guys. Thank you for taking my question, and congrats on the quarter and what seems to be a flurry of good announcements. If we could start with kind of like the news of the day with the Axe Compute announcement. Was that 55 megawatts IT load or gross? And is that incremental to the previous 10 you signed with them? Or -- so, it would be maybe 65 in total with Axe Compute or maybe I'm misunderstanding that? Or is it 55 in total?

Doug Recker

Hey, Brett. Doug Recker. Thanks for the call. Thanks for the questions. Yes, that's gross -- the 55 megawatt is gross. So, that's in addition to the 10 meg that we already signed. So, the 10 meg that's being deployed in Georgia, then you have another 50 megawatts plus contracted recently, actually this week.

Brett Knoblauch

On where that capacity is going, have you guys already secured those sites? And I say secured kind of maybe identified and paid for those sites, or is that something that's kind of like TBD?

Doug Recker

Yeah. No, our strategy is this. So, what we do is we go out to the market and we find multiple sites. So, right now, basically in our sites, there's six to seven that we're looking at. A few are in LOI status. And those sites will pick which ones come up the fastest. So, the majority of our sites, just so you know and it's very -- it's good for everybody to understand, these are not behind the meter. These are where the electricity utility already has the power transmission down. So, that means it's already at the site. I don't have to go through requests with the energy provider to make sure I can get it. These are powered sites that are ready to deploy on immediately.

Brett Knoblauch

Okay. Awesome.

Doug Recker

And to answer a little deeper for you, the sites are in Texas. There's a few sites in South Carolina, Iowa, in Alabama. So, these sites that we're actually under LOI and actually in the process of purchasing have power to them already.

Brett Knoblauch

And then maybe just think through the JV. Am I right in thinking that they're going to kind of maybe spend 140 million upfront for their 49% stake? That 140 million should effectively pay for most of the data center CapEx. So, you're kind of getting a 51% stake in a fully built-out kind of data center portfolio through this deal.

Doug Recker

That's exactly correct. So, remember, the other key component, so you can do the math -- everybody is going to ask this, so I want to answer the question there for you. Remember, we're actually looking at our numbers now as we're building. We're coming in under 6 million a megawatt. So, you can see that we need to contribute basically 30 million per site.

Brett Knoblauch

When you say per site per kind of EDC deployment, right?

Doug Recker

Right. For the two locations that we are deploying for Axe, correct.

Brett Knoblauch

Okay. And then on this Zero Latency kind of nonbinding term sheet, is this -- I just want to make sure I'm thinking about this right. These are of maybe your lower power density cabinets that you're effectively kind of signing a lease for these sites to focus maybe more on the high-power EDCs?

Doug Recker

Correct. Correct. So, basically, what this is, I -- let's think in your mind, a bare metal provider. They're looking at all 15 of our sites. It's a 10-year deal. It's a 10-year deal. And so, if you take 15 time 15 cabinets basically, they're consuming the whole pod.

Operator

And the next question comes from the line of Ed Woo with Ascendiant Capital. Please proceed.

Ed Woo

Yeah. Congratulations on all the progress for everything you guys have done. My question is, is there any change in competitive environment? Thank you.

Doug Recker

So far, our niche, obviously, as you can see, is anywhere from 1 to 20 meg. That's our niche. You're starting to see the demand increase rapidly. If we went through our funnel, we'd probably be here for another 30 minutes. So, what we're seeing in that niche is also enterprise customers coming out saying, look, we need two meg. They're getting away from their original enterprise data centers. So, what you're going to start seeing is people coming to the market doing the same thing. I mean, we're not creating -- we're not rocket science over here. We hit a market, and it's about to explode, and you can see that just basically from our funnel. So, I anticipate other people coming out, but the key is, do they know how to deploy modular, right? We have the upper hand. So, we've deployed modular for the last nine years. And number two, what's critical to our business that we need to focus on is we have a patent. I'm sure everybody is aware of that the patent called the clean room. When you deploy GPU, they're extremely sensitive to dust, pollen, everything. So, without that clean room, there's -- people aren't putting $40 million worth of GPU or $100 million worth of GPU in a cluster that's in a modular environment. So, that's one of the main key differentiators that we have in the market right now.

Ed Woo

That sounds great. And congratulations on everything you guys have done, and I wish you guys good luck. Thanks a lot.

Doug Recker

Thank you, Ed.

Operator

Okay. And the next question will come from the line of Bill Papanastasiou with Chardan Capital Markets. Please proceed.

Bill Papanastasiou

Yeah. Good evening. Thanks for taking my questions and congrats on all the progress. For my first question, there was commentary on the expanding demand funnel and contracted backlog. Can you help us size that up? How long approximately do you think it would take to clear that backlog? Thank you.

Doug Recker

Yeah. So, the beginning orders that we signed are cluster number one and then the expansion in Georgia for the additional 10 meg. We see that coming up by the end of the year. We're on track to do that. And then the second piece that we signed, we're expecting to see that in the middle of the first quarter. If all cylinders hit, we'll definitely see that at the beginning of the first quarter, but we're giving ourselves some leeway there, so we're going to say the end of first quarter, which is very strong. If you figure that's under six months' worth of delivery, it's strong.

Bill Papanastasiou

Appreciate the color there. And then apologies if I missed this but could you just walk us through which markets remain the most attractive for your business and in terms of scaling the portfolio? Has the recent political headwinds impacted the strategy at all? I'm assuming not materially given the size of the sites that you're standing up. Thanks.

Doug Recker

Yeah, you're absolutely right. So, that's the other secret sauce there. We're under 20 meg. So, when you go into a market that's under 20 meg, you're really not hitting the radar, right? So, we're focusing on what we call stranded power. So, there's a lot in South Carolina. There's a lot in Iowa. There's a lot in markets that the pricing is still around $0.04 to $0.07 a kilowatt hour. So, we're focused on those markets where we find the stranded power, or also, the second strategy is there is bit miners out there that weren't successful that actually had powered sites, and we're looking to take a lot of those over. And those are in the range of 5 to 20 megawatts. Remember, we didn't disclose our funnel, but in our funnel, we have a ton of use cases for 2 to 7 meg. So, we're going to start hitting those, as well.

Bill Papanastasiou

Appreciate that. Thank you.

Operator

The next question will come from the line of Scott Buck with Titan Partners. Please proceed.

Scott Buck

Hey. Sorry about that, guys. First, I'll echo the congratulations that you received already. Doug, I'm curious, could you go in a little deeper on the pipeline in the Tier 3, Tier 4 markets beyond the 25 megawatts and the 55 for Axe? What is kind of the binding constraint going forward? Is that power? Is that capital? Is that customers?

Doug Recker

Great question. Great question. So, what we see is the Tier 3 and Tier 4 markets are prime for us. We're still within 130 miles. We're still under five milliseconds everywhere we go. There's still fiber available. Fibers are short build into these locations. But what we really see is that's where the stranded power is, right? That's where there's power that we can consume right away. And the market as far as backlog, I would -- I could tell you strongly just in our local funnel with in-house here, not with people calling us, which is another log. So, we're well over 100 megawatts in 5 to 10 meg tranches in our funnel just for this year. So, obviously, we can't hit it this year. But these customers are calling us asking, hey, can you get it in, in the next six or even nine months. And those are the ones we're focusing on now, because the key to this business is to deploy quickly, but you want to do it right. You mess up one time in this business and you're done. And I've done this 30 years, and let me tell you, you have to do it right because these customers rely on your power 24 hours a day, and it's their livelihood, and it's our livelihood. So, we're doing it right. We're not throwing a bunch of stuff against the wall here. We're doing it right, and we're hitting the right customers, which we -- when we say right customers, they're Tier 1 credit. They're very reputable companies. They've been around a long time. So, we are at a position now where we can be choosy on who we take, which is great because in this model here, you've got to be careful, right? We've got to be careful who we sign, and we're very diverse on our customer base. So, we don't have one customer taking up all our bandwidth here.

Scott Buck

Great. And Doug, on speed of deployment, in Columbus, what was the actual timeline from site selection to actually billing customers?

Doug Recker

Yeah. This will blow you away. We actually had our customer do a visit last week on Thursday, and they were blown away. To be honest with you, I was blown away, too. So, we bought this building in the beginning of July. And think about this, the beginning of July. We are now, what, on the 17th, 18th of the month of August. We've actually installed over 7 megawatts of new infrastructure. When I say new infrastructure, that means you take a building just the shell of the building. You bypass everything that's in the building except for the fiber build-out, and we brought everything in brand new, everything from generators to cooling plant all the way to PUs to cabinets to everything, lighting, raised floor. We put 17,000 square foot raised floor in. We did that all under 60 days.

Scott Buck

Wow. Okay.

Doug Recker

I challenge anybody to do that.

Scott Buck

And if I could squeeze just one last one in for Adrian. You mentioned in your prepared remarks some of the kind of upsized costs in the first half of the year. I'm curious, we should view that kind of uptick as onetime in nature, and as we move into '27, see a more muted, I guess, OpEx growth. Is that fair?

Adrian Goldfarb

Absolutely. You got it in one. So, we've just come off a very, very complex period, the first kind of two quarters of the year where, obviously, the APR sale, the divestment of the rail business, there was a lot of very complex accounting around that and then with the shift in adjusting the staff and everything else. So, all of those costs that are in there are very much onetime in nature. We were about -- we closed last year -- when we still had APR here, we had about 100 people, and now with the divestment of the rail business, we're down to about 25 full-time people. Sorry, I just dropped off there. What I was saying was that the SG&A is growing now very, very slowly, and the costs really will be more associated with specific opportunities that are going there. But we've done -- Doug and I have been working on making sure we streamline our operations. So, yes, very much onetime.

Operator

And the next question comes from the line of Justin Taffer with Shay Capital. Please proceed.

Justin Taffer

Hey, Doug. Just a couple of questions for you. Maybe on the Axe deal, anything you can talk about sort of, I assume, who the end customer is just in terms of -- and I know you said they're going to deposit $140 million, so I assume it's a decent to your credit customer if they're putting in the cash. But anything you can help on the end customer here?

Doug Recker

Absolutely. So, they are a Tier 1 hyperscaler. They did visit the site in person last week. We know -- we can't disclose who they are, but I can tell you they are extremely credible and creditworthy. Actually, we funded our GPUs based on that customer. So, they're very solid. But once again, this is part of the Axe deal, as well. So, we wanted to make sure, obviously, we're getting into this SPV that, number one, the money was there, and number two, is this customer credit worthy, and are they going to stay five years, right? That's a five-year term. So, we did our due diligence, and we're very strong about it. But also, Justin, I want to let you know that I have Dipan here in the room, and I wanted him to give you kind of an outlook real quick on what this SPV is just so it's clear because I know I'll get a ton of calls. And I still welcome the calls, but this might help everybody understand what that SPV is. So, Dipan, go ahead and give Justin a quick background on what that SPV looks like.

Dipan Patel

Thank you, Doug. Hi, Justin. Hello, everyone. The SPV is a vehicle for us to fund the development of these data centers. While we will be the managing partner of the SPV with a majority share, we will get the cash injection from Axe for an equity position, and then we will develop out these data centers with a lease from Axe as well as their offtaker.

Justin Taffer

Got it. And then maybe just a follow-up. Actually, the deals you've done have been, I guess, five years when I look at some of the peers out there that I guess are signing bigger deals, and I realize you're in a different market and looking for, like you said, sub-20-megawatt deals. Just what's the longevity of your pods? And then how do you think about, I guess, duration of deals? Because the payback period seems pretty attractive so far at least on the five-year deals you've signed here.

Doug Recker

Yeah, Justin, our life span on our pods and our facilities are well over 20 years. The only thing that we will swap out over 10 to 12 years would be the batteries on the UPS system, but the infrastructure itself is well over 20 years.

Justin Taffer

Okay. Great. And maybe just one last for me. So, if my math is right, basically, based on this SPV, based on the cash on your balance sheet, and I think you said like you might have to put 30 million or so per site on this new deal, you should pretty much be covered for these deals. But just maybe talk about going forward and funding how you think of, I guess, to sign the additional 100 megawatts you talked about in the pipeline just how you think about financing going forward?

Doug Recker

Yeah. So, basically, what this does too and why I chose to do this deal was it obviously gives us the cash to buy infrastructure soon on these projects to make sure we hit it by the first quarter, so we need to order that stuff now. And what that also does is it will bring us revenue that we can actually borrow against. So, basically, the debt financing will follow this. We're not in this game to dilute our investors. So, this was a good decision for us to do this kind of financing or this partnership. So, now when I go out for capital, I have that strong -- this SPV we can borrow against. So, I have this basically infrastructure, that's $140 million that I can borrow against, number one. Number two, it will allow me to buy time now to get my revenue kicking, like we said, from the GPU and everything. So, that $4.4 million will start here very soon, and then that will give us more credibility, more money on our balance sheet and --

Adrian Goldfarb

Per month.

Doug Recker

Oh, per month. Yeah, per month. So, did I miss anything, Adrian?

Adrian Goldfarb

No, no.

Doug Recker

I stepped on your toes. I’m sorry.

Adrian Goldfarb

No, no, no, it’s fine. I just wanted to make sure they knew per month.

Doug Recker

Sorry, Justin, did I get it all? Okay. All right.

Operator

And the next question comes from the line of Nico Sacchetti with RBC. Please proceed.

Nico Sacchetti

Am I live? Did I make it on?

Doug Recker

I got you, Nico. Yes, sir.

Nico Sacchetti

All right. Please don't kick me off this time. I hope I have good service. It is so commendable. I think that you're not getting enough congratulatory remarks because you guys pulled off something that doesn't happen very often, which is you said you were going to do something and then you did it. And I mean, it's pretty incredible that you've got all these great things that are happening, and I think it's just really exciting that I feel like the majority of really the trickiest part is behind you. And I still am hearing these things where there seems to be some confusion around it, and I would like to ask you a question that just reframe this that makes it seem a lot easier for my brain to understand this. Instead of this being a data center company, we are basically just a company that builds apartments, and we rent them out. And so, there's two components to this business. Like you say our model, you say this is our model, and that's how I take it is we were doing this for $1 million a unit. Suddenly, we needed $30 million for a unit. We didn't have that capital, and we didn't have cash coming in, so we couldn't access debt, which is totally the right move because that would have opened the door to hurt the shareholders. And I appreciate you doing something good for us, by the way. But that little rock and a hard place scenario, is it behind us? I mean, obviously, if you have a massive opportunity and dilution looks like the right thing to do, I wouldn't ask you to say you're permanently done, but I feel like you've been getting hit inappropriately hard on the short side. And I don't know if you realize this, but there's over 5 million shares short your company.

And I'm pretty sure it's because you haven't made money, and you've been raising money several times. And so, it is a really important thing to clarify. And then I'm sure that this will happen tomorrow because you guys just reported $1.61 in the quarter from a one-time one-off sale, and so much of this trading takes place on algorithmic stuff that we might see some goofy stuff tomorrow. And the goofy thing is you deserve it anyways, but it might come from the sale that took place. So, I would just expect the unexpected. But I mean, is that all this is where we've needed to get a couple of these apartments built so that we could get a tenant that we already had locked in, in a contract to start renting the space out from us. And when we have the combination of the tangible asset, we can like HELOC that just like you do at your house. And then we have this contractually obligated high-margin revenue that's going to clear the cost of capital to use debt on new projects. So, like that's where we've been -- that's been my understanding of the model. I think it's a lot easier to think about this because, unlike an apartment, if push came to shove and our renters dried up -- I mean, I don't think the location matters that much, but we could pick it up with a crane and move it to where -- to a more favorable location, right?

Doug Recker

Yeah. You're answering my questions. But yeah -- so, when we go into a market and say I deploy 10 megawatt, say that customer goes away in three years, right? My infrastructure is almost paid for by them, number one. Number two, the power is in such demand. Right now, if I had 20 megawatt -- right now, if I had 10 megawatt -- if I had 4 megawatt right now available today, I have probably 16 customers lined up to take it. That's how strong this market is right now. I'm giving my secret sauce out here, but I'm just being honest with you. So, the other crazy thing is if you think about it, Nico, if you think about the customers that are in enterprise data centers right now -- and this was the talk I gave last week. If you think about the enterprise customers that are actually in a data center that are used to taking 20 kW cabinet or 15 kW cabinet, now they're switching their components out to AI. Now all of a sudden, they need 60 kW. Those data centers, those enterprise legacy data centers can't provide the cooling, not just because they can't get the power, but they don't have room for the generators. They're landlocked. They can't get that done. So, Fortune 100s are calling us, asking us, can we deploy a meg with you? Can we deploy two meg with you? That's where your market is going to turn. So, we are focused on these neoclouds right now. But I tell you what, our market just opened wide open to that sector. That sector, I love because the data centers that I've owned and sold before, even the one right down the street, Colo Five, when I sold that to Cologix, those customers are expanding. They have no place to go. So, where are they going to go? They're going to go to where the network is and the power is in a reliable data center. And it doesn't really matter if they're 130 or 140 miles outside of town because the networks are built stronger now.

Nico Sacchetti

So, that's -- so, the old -- the standard unit, the whole sale model, the whole idea was it was better from a latency standpoint to have that smaller powered unit right by the school or the hospital, and that changed where like -- just to clarify, like the Iowa project is just a contracted revenue for that output power, and that's just been moved over to Georgia because that had guts there where you could get it cash flowing quicker, it wasn't -- like that's all that was. Just to clarify. It's not like we didn't do Iowa. We still own a piece of dirt there. We could just get the 10 megawatts ready for them there. And then you said that there's another 10 that you contracted in that same building. Is that what you're saying?

Doug Recker

We're adding 10 more megawatts to the existing building. That's correct.

Nico Sacchetti

And that's the five-year 111?

Doug Recker

Yes.

Nico Sacchetti

What's the rationale behind 10 megawatts going for 176 for three years, and then 10 going for 111 for five years? Is it like a different --

Doug Recker

The first one is mixed with GPU. Remember, the first deployment that we have there is the GPU involved. The second deployment, we don't own the GPU. It's straight colo, and that's what we're in business to do. That's our model.

Operator

Thank you. This concludes today's conference -- question-and-answer session. And now I'd like to turn the call back to Mr. Recker for closing remarks.

Doug Recker

Thank you, everyone, for joining. Remember, you can always get ahold of me, send me an e-mail. I'd love to talk about if you have questions. But thank you all for today's call. I appreciate everyone, and we'll talk to you soon. Thank you.

Operator

Before we conclude today's call, I'd like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call. The earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include but are not limited to those described in Item 1A in Duos’ annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos’ filings with the SEC. Thank you for joining us today for Duos Technologies Group's Second Quarter 2026 Earnings Call. You may now disconnect.